Exhibit 99.1
CONN'S, INC. REPORTS APRIL 2016 SALES AND DELINQUENCY DATA
THE WOODLANDS, Texas, May 5, 2016 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $105.4 million in total retail net sales for the month ended April 30, 2016, a 6.2% increase compared to the same prior year period.
The following table presents the Company's percentage change in same store sales for the month ended April 30, 2016, compared to the same prior-year periods, and the 60-plus day delinquency rate as of April 30, 2016:

	Month Ended April 30, 2016	Three Months Ended April 30, 2016
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	2.1%	3.8%
Home appliance	0.6	(3.9)
Consumer electronic	(15.0)	(14.2)
Home office	3.7	(3.8)
Other	(0.1)	(1.6)
Product sales	(2.7)	(4.0)
Repair service agreement commissions	4.3	0.9
Total net sales	(1.9)%	(3.4)%
Total net sales (excluding exited products)	—%	(1.3)%

		As of April 30, 2016
60-plus day delinquency rate		8.6%
Norm Miller, Conn's Chief Executive Officer and President, commented, "During April, same store sales were flat, excluding the impact of our April 2015 decision to exit video game products, digital cameras, and certain tablets. Sales compared to the prior year were affected by two additional factors. First, we benefited from an extra operating day in April this year due to the timing of Easter, which increased sales by an estimated 360 basis points. Second, further underwriting changes implemented during the last week of March this year, taken together with changes made during the fiscal 2016 fourth quarter, reduced April sales by approximately 650 to 700 basis points, compared to our original 400 basis point expectation. These changes reflect our efforts to reduce credit risk, specifically related to new customers. While sales growth will slow, we expect these underwriting changes to result in improved and more predictable credit business performance.
"Furniture sales during April trended better than the Company average on increased advertising exposure. Appliance trends are improving on more aggressive promotions and pricing. Excluding sales of exited products, same store sales of consumer electronics were down 10.1% on softer vendor promotions compared to the prior year, and home office sales were up 10.8% driven by sales of office furniture and computers.
"Same store sales trends in our markets with greater oil industry concentration were relatively flat in April and for the quarter after adjusting for the impact of the Easter timing and underwriting changes.
"Greater than 60-day delinquency was 8.6% as of April 30, 2016, a sequential decrease from 8.9% as of March 31, 2016, and compared to 8.4% as of April 30, 2015. Continued deceleration in the year-over-year portfolio growth rate is negatively impacting the delinquency rate comparison to the prior year."

All of the above April 30, 2016 amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website at ir.conns.com.
Conn's expects to release May sales and delinquency data on June 7, 2016.
About Conn's, Inc.
Conn's is a specialty retailer currently operating over 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent SEC reports, including but not limited to, the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400